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                                                                       Exhibit 3
                                                                     Page 1 of 2

                             DUCOMMUN INCORPORATED


                        PRO FORMA FINANCIAL INFORMATION
                                  (Unaudited)



The following unaudited pro forma financial statements reflect the acquisition by Jay-El Products, Inc., a wholly-owned subsidiary of Ducommun Incorporated (Ducommun) on December 30, 1994, of substantially all of the assets and the assumption of certain liabilities of Dynatech Microwave Technology, Inc. (DMT), an indirect wholly-owned subsidiary of Dynatech Corporation. The purchase price for DMT was $7.5 million in cash, subject to adjustments following the closing. The acquisition was accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 1994 give effect to the acquisition of DMT assuming the transaction was consummated as of the beginning of the period presented. The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Ducommun and DMT for the year ended December 31, 1994.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated at the beginning of the period presented; and should not be construed as representative of future operating results. The pro forma financial statement should also be read in conjunction with Ducommun's consolidated financial statements and notes set forth in the Report on Form 10-K for the year ended December 31, 1994.

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                             DUCOMMUM INCORPORATED                   Exhibit 3
                                                                     Page 2 of 2
             Pro Forma Condensed Combined Statement of Operations
                     Twelve Months Ended December 31, 1994
                             (Amounts in thousands)
                                  (Unaudited)

                                                                                                           DUCOMMUN
                                                                                           Pro Forma        and DMT
                                                                     Ducommun     DMT     Adjustments      Combined
                                                                    ---------   ------    -----------      ---------

Net Sales                                                           $72,715     $7,867       $   -          $80,582
                                                                    -------     ------       -----          -------
Operating Costs and Expenses:
   Cost of goods sold                                                49,716      5,264           -           54,980
   Selling, general and administrative expenses                      15,755      1,761         182 (a)       17,698
                                                                    -------     ------       -----          -------
      Total Operating Costs and Expenses                             65,471      7,025         182           72,678
                                                                    -------     ------       -----          -------
Operating Income                                                      7,244        842        (182)           7,904
Interest                                                             (2,800)         -        (585)(b)       (3,385)
                                                                    -------     ------       -----          -------
Income from Continuing Operations Before Taxes                        4,444        842        (767)           4,519
Income Tax Expense                                                   (1,364)      (258)        235 (c)       (1,387)
                                                                    -------     ------       -----          -------
      Net Income                                                    $ 3,080     $  584       $(532)         $ 3,132
                                                                    =======     ======       =====          =======
Per Share:
     Fully Diluted Earnings Per Share                               $  0.62                                 $  0.62
                                                                    =======                                 =======
Weighted Average Number of Common and Common Equivalent
   Shares Outstanding for Computation of Fully Diluted
   Earnings Per Share                                                 7,452                                  7,452
                                                                    =======                                 =======

(a) Record amortization of goodwill arising on the DMT acquisition on a straight line basis over 15 years and a reduction in expenses related to administrative expenses charged by DMT's Parent.
(b) This adjustment is made to reflect incremental interest on bank borrowings and notes payable used to finance the transaction.
(c) Represents the tax effects of the above adjustments at Ducommun's approximate tax rate.